FLUKE CORPORATION

Notice of Annual Meeting of Stockholders

To the Stockholders:

	The Annual Meeting of Stockholders of Fluke Corporation will be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920
Seaway Boulevard, Everett, Washington, on Wednesday, September 10, 1997, at 5:00 p.m. for the following purposes:

	A.	Election of Directors.  To elect four Directors to serve three-year terms expiring at the year 2000 Annual Meeting of Stockholders.

	B.	Approval of a Stock Incentive Plan.  To approve the 1998 Stock
Incentive Plan as described in the accompanying Proxy Statement.

	C.	Other Business.  To transact such other business as may properly come before the meeting, and all adjournments or postponements thereof.

	The Board of Directors has fixed the close of business on July 7, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, said Annual Meeting.

	Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares entitled to vote at the meeting be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.



	By order of the Board of Directors

July 17, 1997	Douglas G. McKnight
Everett, Washington

Vice President, General Counsel
	and Corporate Secretary








PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fluke Corporation, a Washington corporation (the "Company"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on September 10, 1997, and any adjournment or postponement of such meeting. The Annual Meeting will be held at 5:00 p.m. in the Auditorium at the corporate headquarters of the Company in Everett, Washington.

The principal office of the Company is at 6920 Seaway Boulevard, Everett, Washington 98203. The approximate date of the mailing of this Proxy Statement and the enclosed form of proxy is July 18, 1997.

Proxies are solicited so that each stockholder may have an opportunity to vote on all matters that are scheduled to come before the meeting. When proxies are returned properly executed, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choice by marking the appropriate box on the enclosed proxy card. If no choice has been specified on a returned proxy, the shares will be voted as recommended by the Board of Directors.

Means have been provided whereby a stockholder may vote against, or abstain from voting on, any matter as may properly come before the meeting. Under Washington state law, shares which are voted "abstain" and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority to vote on a particular matter) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter which was not known on the date of the Proxy Statement but may properly be presented for action at the meeting.

Your vote is important. Accordingly, you are asked to sign, date and return the accompanying proxy card regardless of whether or not you plan to attend the meeting.

Any stockholder returning a proxy has the power to revoke it at any time before shares represented by the proxy are voted at the meeting. A stockholder may also revoke his proxy by attending the meeting and voting at the meeting. Any shares represented by an unrevoked proxy will be voted unless the stockholder attends the meeting and votes in person. A stockholder's right to revoke his proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Corporate Secretary of the Company at or before the meeting so that the number of shares represented by proxy can be appropriately adjusted.

The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person, by telephone or by facsimile. No additional compensation will be paid for such solicitation.

Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock. The Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them.

1.Voting Securities and Record Date

The Company has only one class of stock outstanding, $.25 par value Common Stock. Stockholders are entitled to vote at the Annual Meeting if they owned Company stock on the record date. On the record date, July 7, 1997, there were outstanding 9,117,229 shares.

In the election of Directors, each stockholder has the right to cumulate votes and cast as many votes as are equal to the number of Directors to be elected at this meeting (four), multiplied by the number of shares owned by the stockholder. These votes may be cast all for one candidate or be distributed among as many candidates as the stockholder sees fit. If you wish to cumulate votes, rather than vote your shares equally for all of the candidates, write the number of votes you wish to cast for each candidate next to that person's name on the proxy card. On all other matters which come before the meeting, each share is entitled to one vote.

2.Security Ownership of Certain Beneficial Owners and Management

The following persons are known to own beneficially more than 5% of the outstanding voting securities of the Company as of July 7, 1997:

                   Name and Address          Amount and Nature     Percent
Title of Class     of Beneficial Owner    of Beneficial Ownership  of Class

$.25 Par Value     Fluke Capital and                956,396          10.5
Common Stock       Management Services Company
                   11400 S.E. 6th, Suite 230
                   Bellevue, Washington 98004

$.25 Par Value     ICM Asset Management, Inc.       776,453           8.5
Common Stock       601 W. Main Ave., Suite 600
                   Spokane, WA  99201

$.25 Par Value     Oppenheimer & Co., Inc.          492,522           5.4
Common Stock       Two World Trade Center, 34th Floor
                   New York, NY  10048

$.25 Par Value     David L. Babson & Co., Inc.      478,222           5.2
Common Stock       One Memorial Drive
                   Cambridge, MA  02142
	The following tabulation sets forth, as of July 7, 1997, the number of shares of Common Stock of the Company beneficially owned by each of the Directors and the executive officers listed in the Summary Compensation
Table and by all Directors and executive officers as a group:

                                     Number of Shares           Percent of
                                    Beneficially Owned             Class

Philip M. Condit                          4,099  (1)                  -
John D. Durbin                            5,511  (2)                  -
David L. Fluke                        1,023,754  (3)(4)            10.8
John M. Fluke, Jr.                    1,003,573  (4)               10.6
David E. Katri                           30,974  (5)                 .3
Robert S. Miller, Jr.                     2,780  (6)                  -
Sally G. Narodick                         1,871  (7)                  -
William H. Neukom                         1,976  (8)                  -
William G. Parzybok, Jr.                146,237  (9)                1.5
N. Stewart Rogers                         6,055  (3)(10)              -
Richard W. Van Saun                      19,612  (11)                .2
Ronald R.  Wambolt                       22,156  (12)                .2
James E. Warjone                          4,105  (3)                  -
George M. Winn                           51,854  (13)                .5
All Directors & executive
	officers as a group (24 persons)      1,463,781  (14)              15.4

(1) Includes 99 shares credited to his account pursuant to the Deferred Compensation Plan for Directors and 3,200 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(2) Includes 1,511 shares credited to his account pursuant to the Deferred Compensation Plan for Directors and 3,400 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(3) Includes 4,000 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(4) Includes 9,453 shares in trust for Mr. David Fluke, of which Mr. John Fluke and Mrs. Virginia Fluke Gabelein are co-trustees; 9,452 shares in trust for Mr. John Fluke, of which Mr. David Fluke and Mrs. Virginia Fluke Gabelein are co-trustees, 9,453 shares in trust for Mrs. Virginia Fluke Gabelein, of which Mr. David Fluke and Mr. John Fluke are co-trustees; and 956,396 shares held by a limited partnership of which Mr. David Fluke and Mr. John Fluke are general partners, and each of which is the holder of approximately one third of the stock and a director of the corporate managing partner. Except to the extent that Mr. David Fluke and Mr. John Fluke have a pecuniary interest in the shares as or through a general partner or limited partner of the limited partnership, beneficial ownership of these shares is disclaimed.

(5) Includes 2,379 shares credited to his account pursuant to the Executive Deferred Compensation Plan, 22 shares credited to his account pursuant to the Deferred Compensation Plan for Directors, 280 shares held by an Individual Retirement Account (IRA), 184 shares held by his spouse's IRA and 25,690 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(6) Includes 180 shares credited to his account pursuant to the Deferred Compensation Plan for Directors and 1,600 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(7) Includes 871 shares credited to her account pursuant to the Deferred Compensation Plan for Directors and 1000 shares held by an IRA.

(8) Includes 1,476 shares credited to his account pursuant to the Deferred Compensation Plan for Directors and 500 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(9) Includes 4,547 shares credited to his account pursuant to the Executive Deferred Compensation Plan, 352 shares credited to his account pursuant to the Deferred Compensation Plan for Directors, 200 shares held in a trust of which Mr. Parzybok is a co-trustee and 135,250 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(10) Includes 718 shares in trusts for which Mr. Rogers is trustee and as to which he has voting and investment power.

(11) Includes 15,190 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(12) Includes 19,910 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(13) Includes 49,625 shares issuable pursuant to options within 60 days after the record date of July 7, 1997.

(14) Includes 377,225 shares issuable pursuant to options within 60 days after the record date of July 7, 1997. For purposes of computing the percent of class only, such shares are deemed outstanding. The shares described in footnote (4) are included only once in the computation of shares.


3.Election of Directors

Pursuant to the Company's Articles of Incorporation which provide for a classified Board and the Bylaws which provide that new Directors elected to fill vacancies on the Board due to an increase in the size of the Board may only serve until the next Annual Meeting at which Directors are to be elected, four Directors out of a total of twelve Directors are to be elected by the holders of the Common Stock at this Annual Meeting.

Four Directors will serve three-year terms expiring at the year 2000 Annual Meeting and until their successors have been elected and qualified. Unless the vote is withheld by the stockholder, proxies will be voted for the election of the following Directors:

JOHN D. DURBIN

Mr. Durbin, age 62, has been a Director of the Company since 1990. He has been a principal of Olympic Capital Partners since 1996 and managing partner of John Durbin & Associates since 1971. He also served as the Chairman and President of Hostar International Inc. from 1988 until his retirement in 1995. Mr. Durbin serves on the Compensation and Nominating Committees of the Board. He is also a Director of UTILX Corp. and Puget Sound Energy Inc.

JOHN M. FLUKE, JR.

Mr. John Fluke, age 54, has been a Director of the Company since 1976. He has been Chairman of Fluke Capital and Management Services Company since 1979 and served as Chairman of the Board of the Company from 1983 until 1990. Mr. John Fluke serves on the Compensation and Nominating Committees of the Board. He is also a Director of PACCAR Inc. He is the brother of David L. Fluke, a Director of the Company.

DAVID E. KATRI

Mr. Katri, age 47, became President, Chief Operating Officer of the Company in April, 1997. He was Executive Vice President, Chief Operating Officer from November, 1996 to April, 1997. He previously served as Vice President, Corporate Marketing from 1995 to November, 1996; as a Vice President of the Company and General Manager of the Verification Tools Division from 1992 to 1995; and as Vice President of the Company and Group Manager of the Manufacturing/R&D Group from 1991 to 1992. Mr. Katri serves on the Executive Committee of the Board.

N. STEWART ROGERS

Mr. Rogers, age 67, has been a Director of the Company since 1976. He is Chairman of the Board of PENWEST, Ltd., a position he has held since 1991. He served as Senior Vice President of Univar Corporation from 1971 until his retirement in 1991. Mr. Rogers serves on the Audit, Executive, and Finance Committees of the Board. He is also a Director of Royal Pakhoed N.V., U.S. Bancorporation and VWR Scientific Products Corp.

It is intended that votes will be cast pursuant to the enclosed proxy for the election as Directors of the foregoing nominees, and executing the proxy will give the proxies the discretionary authority to cumulate votes in the election of Directors if they so choose. If any nominee shall not be a candidate for election as a Director at the meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known which would render any nominee named herein unavailable.

Under the Company's Bylaws, stockholders seeking to nominate other candidates for election to the Board of Directors at the Annual Meeting must give written notice to the Corporate Secretary of the Company no less than seventy (70) nor more than ninety (90) days before the stockholders meeting. The notice must contain certain information about the stockholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than eighty (80) days notice or prior public disclosure of the date of the scheduled meeting is given, notice by the stockholder must be given not later than the tenth day following the earlier of the mailing of notice of the meeting or the date public disclosure of the meeting date was made. The Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. No Director nominations by stockholders for the Annual Meeting were received by the Company prior to July 2, 1997, which was the last day that such nominations could be made.

The Directors whose terms expire at the 1998 Annual Meeting are as follows:

SALLY G. NARODICK

Ms. Narodick, age 52, has been a Director of the Company since February, 1996. She served as Chairman of the Board and Chief Executive Officer of Edmark Corporation from 1989 until 1996 when Edmark Corporation was acquired by IBM Corporation. She now is an Educational Technology Consultant with the Consumer Division of IBM Corporation. Ms. Narodick serves on the Audit and Finance Committees of the Board. She is also a Director of PENWEST, Ltd. and Puget Sound Energy Inc.

WILLIAM G. PARZYBOK, JR.

Mr. Parzybok, age 55, has been Chairman of the Board, Chief Executive Officer and a Director of the Company since 1991. He previously had been employed for 22 years by Hewlett-Packard Company where his most recent position was Vice President and General Manager of Engineering Applications Group from 1988 to 1991. Mr. Parzybok serves on the Executive Committee of the Board. He is also a Director of PENWEST, Ltd.

JAMES E. WARJONE

Mr. Warjone, age 54, has been a Director of the Company since 1987. He is Chairman and General Partner of Port Blakely Tree Farms, L.P., a position he has held since 1980. He serves on the Audit, Executive and Finance Committees of the Board.

GEORGE M. WINN

Mr. Winn, age 53, has been a Director of the Company since 1982. He previously served as President of the Company from 1982 until April, 1997, as Chief Operating Officer of the Company from 1982 until November, 1996, and as Chief Executive Officer of the Company from 1987 to 1991. Mr. Winn serves on the Executive Committee of the Board.


The Directors whose terms expire at the 1999 Annual Meeting are as follows:

PHILIP M. CONDIT

Mr. Condit, age 55, has been a Director of the Company since 1987. He has served as Chairman of the Board of The Boeing Company since February, 1997 and as Chief Executive Officer since 1996. He previously served as President of The Boeing Company from 1992 until 1996, as Executive Vice President of Boeing Commercial Airplane Group from 1986 until 1992 and held the additional position of General Manager, 777 Division from 1990 until 1992. Mr. Condit serves on the Compensation, Executive and Nominating Committees of the Board. He is also a Director of Nordstrom, Inc.

DAVID L. FLUKE

Mr. David Fluke, age 49, has been a Director of the Company since 1989. He has been Vice President of Fluke Capital and Management Services Company since 1983. Mr. David Fluke serves on the Compensation and Nominating Committees of the Board. He is the brother of John M. Fluke, Jr., a Director of the Company.

ROBERT S. MILLER, JR.

Mr. Miller, age 55, has been a Director of the Company since 1993. He is Vice Chairman of the Board of Morrison Knudsen Corp. and served as Chairman of the Board of Morrison Knudsen Corp. from 1995 until 1996.
He previously was a Senior Partner at James D. Wolfensohn Inc., an investment banking firm, in 1992, served as Vice Chairman of the Board of Chrysler Corporation from 1990 to 1992 and as Chief Financial Officer of Chrysler Corporation from 1981 to 1990. Mr. Miller serves on the Compensation, Executive, and Nominating Committees of the Board. He is also a Director of Coleman Company, Inc., Federal-Mogul Corp., Morrison Knudsen Corp., Pope & Talbot, Inc., Symantec Corporation, and Waste Management, Inc.

WILLIAM H. NEUKOM

Mr. Neukom, age 55, has been a Director of the Company since 1995. He has been Senior Vice President, Law & Corporate Affairs of Microsoft Corporation since 1994. He previously served as Vice President, Law & Corporate Affairs of Microsoft Corporation since 1985. Mr. Neukom serves on the Audit and Finance Committees of the Board.


4.Board Structure

During the fiscal year ended April 25, 1997 (fiscal 1997), there were five meetings of the Board of Directors. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. All of the references to meetings exclude actions taken by written consent.

The Board currently has five committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee and a Nominating Committee.

	The Audit Committee consists of four non-employee Directors, Ms. Narodick and Messrs. Neukom, Rogers and Warjone. The Audit Committee reviews the preparation and auditing of accounts of the Company; considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit proposed by such accountants; implements and periodically reviews the performance of the Company's program of internal control and reviews the internal audit function of the Company; receives and reviews the reports of the independent accountants and internal audit staff; and reviews the annual financial report to the Directors and stockholders of the Company. The Audit Committee met four times during fiscal 1997.

The Compensation Committee consists of five non-employee Directors, Messrs. Condit, Durbin, David Fluke, John Fluke and Miller. The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers; approves the individuals involved in the Company's senior management compensation program; reviews and approves all stock based programs and awards; and reviews and approves all significant changes to employee benefit programs. The Compensation Committee met three times during fiscal 1997.

The Executive Committee, consisting of Messrs. Condit, Katri, Miller, Parzybok, Rogers, Warjone and Winn, is authorized to exercise all of the powers of the Board of Directors in the management of the business and the affairs of the Company during intervals between meetings of the Board except for certain matters reserved to the full Board of Directors. The Executive Committee met four times during fiscal 1997.

The Finance Committee consists of four non-employee Directors, Ms. Narodick and Messrs. Neukom, Rogers and Warjone. The Finance Committee recommends to the Board of Directors or management of the Company appropriate policies in the areas of balance sheet objectives; financing of major capital expenditures and major acquisitions; programs for disposition of major assets; dividend policy, stock issuance or repurchase programs; investment of corporate cash; selection and design of bank credit facilities; and review of investor relations programs. The Finance Committee met one time during fiscal 1997.

The Nominating Committee consists of five non-employee Directors, Messrs. Condit, Durbin, David Fluke, John Fluke and Miller. The Committee develops and maintains a list of potential candidates for Board membership and recommends for approval by the full Board, a slate of Directors to be voted upon at the Annual Stockholders Meeting. The Nominating Committee did not meet during fiscal 1997.


5.Compensation of Directors

In fiscal 1997, the Company paid each non-employee Director an annual retainer of $16,000 plus $1,000 for each Board meeting attended. Non-employee Directors receive $850 for each Executive Committee meeting attended and $800 for attendance at all other Committee meetings. Employee Directors receive no annual retainer or Committee meeting fees but do receive $1000 for each Board meeting attended. The Compensation Committee annually reviews the Board of Director compensation. Based upon survey information of comparably sized companies in the industry, the Committee adjusts the Directors compensation, when appropriate, to keep it competitive.

The annual retainer has been increased to $18,000 for fiscal 1998 with one-third of this annual retainer to be paid in restricted stock (unless the Director has elected to defer his annual retainer pursuant to the Deferred Compensation Plan for Directors and elects to have such deferral invested in Company stock). Any future increase in the annual retainer, when established by the Compensation Committee, will also be paid in restricted stock until half of the annual retainer is ultimately paid in restricted stock. The Company's current stock incentive programs do not allow the issuance of restricted stock to Directors.
The 1998 Stock Incentive Plan, which is described below in this Proxy Statement, would allow the issuance of restricted stock to Directors. Until the new plan is approved by the stockholders, the annual retainer must continue to be paid in cash. As described below in the Compensation Committee Report on Executive Compensation, the Board adopted a stock ownership guideline for the Directors which is 3 to 5 times the annual retainer fee with a five year window in which to achieve such guidelines.

The Directors may, prior to each fiscal year, elect to defer their annual retainer and/or meeting fees pursuant to the Deferred Compensation Plan for Directors. The Directors have two investment alternatives and may elect to defer all to one account or may split the deferral between the two accounts. Such deferrals may be credited either to a Stock Account which is payable in Company stock or to a Cash Account which earns interest at the 90 day Treasury bill rate in effect at the beginning of the Plan year.

All Directors who are not full time employees of the Company (Outside Directors) participate in a non-qualified stock option plan. Options are granted annually on the day of the Annual Meeting to each Outside Director elected at or continuing a term following the meeting. The number of stock options to be granted is determined by dividing the Outside Director's annual retainer by the fair market value of the Common Stock on the day of the Annual Meeting rounded up to the nearest one hundred shares. The options are exercisable one year after the day of grant and have a term of ten years. Each qualified Outside Director received an option for 500 shares at $36.25 per share in fiscal 1997.


6.Compensation of Executive Officers

	The individuals named in the following table were the Company's five most highly compensated executive officers during the fiscal year ended April 25, 1997.

	Summary Compensation Table

                                   Annual Compensation            Long-Term Compensation

	                                                         Other   Securities
	                                                        Annual      Under-     All Other
	                                                       Compen-      Lying        Compen-
Name and	                     Year	   Salary    Bonus    sation      Options        sation
Principal Position           ____     ($)     ($)<F1>   ($)<F2>     (#)          ($)<F3>
William G. Parzybok, Jr.     1997   $415,394  $329,248   --        80,000        $94,210
Chairman of the Board        1996    390,000   312,704   --        30,000         86,400
Chief Executive Officer      1995    344,154   273,425   --        23,000         94,700
and Director

George M. Winn               1997    322,002   213,994   --             0         89,730
President and                1996    322,005   218,090   --        20,000         72,121
Director                     1995    307,693   203,497   --        20,000         84,801

David E. Katri               1997    180,931   131,725   --        50,000         38,970
Executive Vice President,    1996    160,014    92,344   --         8,000         34,103
Chief Operating Officer      1995    148,353    75,951   --         6,000         32,002

Richard W. Van Saun          1997    190,812   111,709   --        27,500         41,330
Senior Vice President        1996    184,038    99,686   --         7,000         39,148
Group Manager,               1995    175,948   100,669   --         7,000         37,676
Industrial Group

Ronald R. Wambolt            1997    184,036   102,981   --             0         48,850
Senior Vice President        1996    184,038    99,686   --         7,000         39,148
Worldwide Marketing,         1995    175,948   100,171   --         7,000         37,676
Sales & Service

<F1>Includes the variable pay plan discussed in the Compensation Committee Report and the profit sharing bonus plan which provides for semi-annual cash payments to all U.S. and
Canada employees based upon pre-tax earnings of the U.S. and Canadian operations.  Each employee's share of the profit sharing bonus is based upon the percentage relationship of the employee's base earnings paid during the bonus period to the total base earnings paid during the bonus period of all the employees included in the plan.

<F2>Does not include perquisites which total the lesser of $50,000 or 10% of the total of annual salary and bonus.

<F3>Includes an annual accrual of 21% of base salary (unless otherwise determined by the
Board of Directors) to each executive officer's account in the Supplemental Retirement
Income Plan (a non-qualified unfunded defined contribution plan).  This column also includes the Company's matching contributions to the individual's 401(k) account and
Directors fees.  For fiscal 1997, the contribution to the Supplemental Retirement Income
Plan for each of the individuals listed in the table were as follows:  Mr. Parzybok,
$88,200; Mr. Winn, $83,720; Mr. Katri, $36,960; Mr. Van Saun, $40,320; and Mr. Wambolt,
$47,840.  Each of the individuals listed in the table received a matching contribution of
$1,010 to their 401(k) account in fiscal 1997 and Messrs. Parzybok and Winn each received
$5,000 and Mr. Katri received $1,000 in Director's fees.

Option Grants in the Last Fiscal Year

	                         Number of   Percentage of                   Potential Realizable Value at
                        Securities   Total Options                        Assumed Annual Rates
	                        Underlying      Granted    Exercise of         of Stock Price Appreciation
	                         Options     to Employees  Base Price  Expiration  for Option Term<F1>
Name	                   Granted (#)  in Fiscal Year   ($/Sh)       Date      5% ($)     10% ($)

William G. Parzybok, Jr. 50,000 <F2>    10.2%	        $38.4375    4/29/01   $      0    $        0
                         30,000 <F3>     6.1%        $45.1875    4/24/07    860,790     2,181,420
George M. Winn                0            -             -          -             -             -
David E. Katri           30,000 <F2>     6.1%        $38.4375    4/29/01          0             0
	                         20,000 <F3>     4.1%        $45.1875    4/24/07    573,860     1,454,280
Richard W. Van Saun      20,000 <F2>     4.1%        $38.4375    4/29/01          0             0
	                          7,500 <F3>     1.5%        $45.1875    4/24/07    215,198       545,355
Ronald R. Wambolt             0            -             -          -             -             -

<F1>Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC.  These increases are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

<F2>The options are granted at 100% of the market value on the date of grant and are 50%
exercisable after three years only if the stock price exceeds $66, an additional 25% if the stock price exceeds $72, and the final 25% if the stock price exceeds $78.

<F3>The options are granted at 100% of the market value on the date of grant and are exercisable
40% after one year, an additional 30% after three years and the final 30% after five years.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
	                                           Number of Securities          Value of Unexercised
	                     Shares     Value     Underlying Unexercised         in-the-Money Options
	                  Acquired on  Realized  Options at Fiscal Year-End (#) at Fiscal Year-End($)<F1>
Name                Exercise (#)   ($)     Exercisable  Unexercisable  Exercisable  Unexercisable
William G. Parzybok, Jr. 0       0          128,800      139,700         $2,665,138   $1,069,644
George M. Winn           0       0           68,475       47,700          1,356,392      606,075
David E. Katri           0       0           23,890       65,210            438,368      394,301
Richard W. Van Saun  2,700 $60,750           20,030       45,170            282,467      358,083
Ronald R. Wambolt        0       0           17,750       17,670            338,884      211,052

<F1>This amount represents the difference between 1) the fair market value of the securities underlying the options at fiscal year end (April 25, 1997) based upon the closing price of the
Company's stock on the New York Stock Exchange on that date of $45.625 per share and 2) the aggregate exercise price of those unexercised options which have an exercise price below the fiscal year end market price.

Pension Plan With Supplemental Equalization
	The following table sets forth the estimated annual benefits upon retirement assuming retirement at age 65 with a single life annuity under the Company's pension plan and includes an equalization amount as an additional allocation to the Supplemental Retirement Income Plan for those executive officers who retire prior to the end of fiscal 1999 as described below.

	                                            Years of Credited Service
     Highest Five Year
Average Cash Compensation      10 Years   15 Years   20 Years   25 Years   30 Years

        $125,000               $14,178    $21,266    $28,355    $35,444     $42,533
        $150,000                17,511     26,266     35,022     43,777      52,533
        $175,000                20,844     31,266     41,688     52,111      62,533
        $200,000                24,178     36,266     48,355     60,444      72,533
        $225,000                27,511     41,266     55,022     68,777      82,533
        $250,000                30,394     45,591     60,788     75,985      91,182

The Company's pension plan covers all U.S. employees with more than one year of service with the
Company.  Pension benefits are based upon years of service with the Company (maximum of 30 years of credited service) and the highest five year average cash compensation earned.  Benefits, which are subject to a Social Security offset, are determined by reference to total cash compensation.
By law, the current maximum amount of annual compensation which can be taken into account in the computation of pension benefits is $160,000.  For those executive officers who retire prior to the end of fiscal 1999, a calculation of the present value of the pension benefit will be made as if the maximum amount of annual compensation which could be taken into account in the computation of pension benefits is $235,840, the maximum level prior to the enactment of the Revenue
Reconciliation Act of 1993. Any difference between the present value of the actual pension benefit to be paid and the present value of the pension benefit using the $235,840 limit (the equalization amount) will be accrued as an additional allocation to the executive officer's Supplemental
Retirement Income Plan account in the year of retirement.  The Company increased by 1% (from 20%
to 21%) the annual allocation to each executive officer's Supplemental Retirement Income Plan account beginning in fiscal 1995 to somewhat offset the impact of the new compensation limits.
This additional 1% allocation will be deducted from any equalization amount.  For those executive officers who do not retire prior to fiscal 1999, the maximum amount of compensation as established by law will apply to their pension benefit.  The current credited years of service, respectively, for the individuals named in the foregoing table are as follows:  Mr. Parzybok, 6 years; Mr. Winn,
28 years; Mr. Katri, 20 years; Mr. Van Saun, 27 years; and Mr. Wambolt, 16 years.



Retention Arrangements

The Company has employment agreements with Messrs. Parzybok, Winn, and Van Saun which are cancelable by the Board upon three-years notice. During the term of the agreement each will hold his current executive officer position (Mr. Van Saun may be assigned to serve in another capacity) and will receive the following base salary (the current base salary as of the record date): Mr. Parzybok, $450,000; Mr. Winn, $322,000; and Mr. Van Saun, $205,000. Such annual base salary may be reduced but only in an amount not to exceed the average percentage reduction that is applied to all the Company's other executive officers and in no case shall be reduced below the following base salary: Mr. Parzybok, $250,000; Mr. Winn, $246,000; and Mr. Van Saun, $128,000. The
base salary shall be reviewed at least annually by the Board of Directors and may be adjusted upwards as appropriate.

Messrs. Parzybok, Winn, and Van Saun must give 60 days notice to the Company in the case of a voluntary resignation. Upon voluntary resignation the following benefits, if applicable, will be provided to Messrs. Parzybok and Winn: status as an employee will be maintained for a maximum of 18 months if such bridging period allows him to qualify for early or normal retirement under the Company's pension plan; if he qualifies for early or normal retirement under the Company's pension plan (including the bridging period if applicable), health and dental coverage will be provided for him and his spouse until age 65 or until Medicare-eligible, whichever comes first; and, for Mr. Winn only, he will be given the choice of having all outstanding stock options (i) become immediately exercisable and have a term of one year in which to exercise such options, or (ii) remain subject to all of the original terms of the stock option agreements including the exercisability and expiration terms of the option.

Under the agreements, the Company may terminate Messrs. Parzybok's, Winn's, or Van Saun's employment at any time. However, if the termination is without cause, the Company must pay, for the remaining term of the contract (minimum of one year), severance equal to the average annual cash compensation for the three complete fiscal years prior to the date of termination, and certain other compensation reduced by any compensation from other employment received beyond one year after termination. The agreements contain non-competition provisions during the period of payment of severance benefits. If terminated without cause on July 7, 1997, the following maximum severance benefits would be payable; cash compensation, Mr. Parzybok, $2,072,526; Mr. Winn, $1,594,881; Mr. Van Saun, $862,862; estimated variable compensation, Mr. Parzybok, $54,000; Mr. Winn, $32,200; Mr. Van Saun, $18,450;
contribution to the supplemental retirement program, Mr. Parzybok, $94,500; Mr. Winn, $67,620; Mr. Van Saun, $43,050; immediate exercisability of all stock options for the term of the agreement, and the continuation of medical and life insurance benefits for the term of the agreement.

The Company has entered into change of control agreements with Mr. Katri and the other executive officers not covered by employment agreements. The agreements are for one calendar year and are automatically renewed each January 1 for an additional one-year term unless the Board gives 90 days notice prior to January 1 that the agreements will not be renewed. The agreements provide that if there is a change of control as it is defined in the agreement, and if the officer's employment is terminated other than for cause, disability or retirement within 24 months after the change of control, then certain compensation and benefits will be paid. If there had been a change of control within 24 months and notice of termination had been given on July 7, 1997, the following severance benefits would be payable to Mr. Katri; full base salary for the minimum 90 day period between the notice of termination and the termination date, $60,000; a lump sum payment as severance pay equal to three times annual cash compensation which is the average annual cash compensation over the three year period prior to termination, $789,318; contribution to the supplemental retirement program, $50,400; immediate exercisability of all stock options for one year, and the payment of any accrued but unpaid benefits or awards at the termination date.

7. Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors ("the Committee") is made up entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies for the executive officers and senior management as well as all of the general employee benefit plans.

The Committee has developed an executive compensation plan which is made up of four major components which are described in more detail below: base salary, annual variable compensation, a profit sharing bonus and an annual stock option program. The executive compensation program is reviewed annually by the Committee.

During fiscal 1997, the Committee established stock ownership guidelines for the Directors, officers and senior managers of the Company. The Committee wanted to emphasize the alignment with the interests of the stockholders and the importance of having a significant direct financial interest in the performance of the Company's stock. The guidelines establish target ranges. The target ranges are as follows: Directors - 3 to 5 times the Board's annual retainer; CEO - 3 to 5 times base salary; COO - 2 to 3 times base salary; vice presidents - 1 to 2 times base salary; and senior managers - .5 to 1 times base salary with a five year window in which to achieve such targets.

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction the Company may take with respect to each of the executive officers named in the Summary Compensation Table. This $1 million limitation excludes specifically defined performance-based compensation. The current stock option plan applicable to the executive officers has been approved by the stockholders and its current terms, without any amendment, were grandfathered as performance-based compensation until the first annual meeting after December 31, 1996.
The Board has adopted a new 1998 Stock Incentive Plan, described below, which is being presented to the stockholders for approval. The proposed Plan includes the appropriate limitations which would qualify future stock options as performance-based compensation. With the current level of base salary, the Committee does not see any risk of exceeding this limitation. It will annually review this issue to determine the risk of exceeding the $1 million limitation and will evaluate the regulatory modifications required to qualify any applicable plans as performance-based, if deemed appropriate.

Base Salary

The Committee establishes a base salary structure for each executive officer position which defines the minimum, mid-point and maximum salary level and the appropriate percentage relationship between base salary and targeted total cash compensation. The salary structures are reviewed annually and each executive officer position is evaluated and matched as closely as possible with comparable survey positions. The Committee utilizes multiple compensation surveys, some of which are focused only on electronics companies and others which include more broadly based industrial companies. All of the surveys compare the positions and duties based upon comparably sized companies. The Committee believes that base salary needs to be reasonably competitive so places the mid-point of the salary range for each executive position at the mean base salary for similar positions as established through the evaluation of the surveys. The individual executive officer's placement within the salary range is dependent upon experience, ability and contribution to the value of the Company.

The Chairman/CEO and the President/COO recommend to the Committee the annual base salary adjustment for each of the executive officers based upon the compensation survey data and their evaluation of the current job performance of each officer. The Executive Committee of the Board does the performance evaluation of the Chairman/CEO and the
President/COO which is communicated to the Committee.   The Committee,
based upon the compensation survey data and the performance evaluations, makes the final decision as to all executive officers' base salary adjustments.

The Committee reviewed Mr. Parzybok's base salary in June, 1996. After reviewing the competitive base salary data and the Executive Committee's performance evaluation of Mr. Parzybok, the Committee approved a fiscal 1997 salary increase for Mr. Parzybok of $30,000. This adjustment increased his base salary to $420,000, which is approximately the survey mean base salary for his position.

Annual Variable Compensation

The Committee establishes a percentage of each executive officer's base salary as an annual variable compensation target which is payable in cash based upon performance to annual goals approved by the Committee. The percentage of base salary is established through the evaluation of the compensation surveys discussed above and varies by executive officer position from 40% to 60%. The Committee intentionally places a greater portion of the executive officers' total compensation package at risk than is typical of the surveyed companies so that the total cash compensation for the executive officers will be above average if they achieve or exceed their annual performance goals and below average if they miss them.

The performance goals for the Chairman of the Board/CEO, the President/COO and the Vice President, Chief Financial Officer are based 100% on the achievement of corporate goals. The other executive officers are measured 75% on the achievement of corporate goals and 25% on goals for their functional area. Many of the performance goals are quantitative (earnings per share, revenue from new products, etc.) and are objectively measurable. However, the Committee believes that some of the more qualitative issues (people and organizational development, development or completion of strategic initiatives, total quality commitment focused on customer satisfaction, etc.) are also important to the long term success of the Company and includes some specific qualitative factors in the annual performance goals. Although the measurement of such qualitative factors is inherently more subjective, the Committee believes that these factors significantly contribute to optimizing stockholder value over the longer term. The actual payout of the annual variable compensation which is determined by the Committee can vary from 0% to 200% of the targeted payout based upon performance to the established goals. Approximately 25 other senior managers of the Company also participate in this program.

The fiscal 1997 performance goals were recommended by management and approved by the Executive Committee prior to the beginning of the fiscal year. The goals were established with earnings per share as one axis on a corporate matrix and four other performance categories on the other axis. The four other annual performance categories for fiscal 1997 were: 1) new products, 2) quality and customer satisfaction, 3) marketing, sales and distribution strategy, and 4) people and organizational development. Each of these categories had a number of specific goals, some quantitative and others more subjective. Each of the four categories was equally weighted and the composite score used on the axis was the simple average score of the four major categories as evaluated and scored by this Committee. The Company achieved a score of 120% on the corporate matrix.

Mr. Parzybok's annual variable compensation target is 60% of base salary and, as noted above, his variable compensation is based 100% on the achievement of corporate goals. Since the Company achieved a score of 120% on the corporate matrix, he received a variable compensation payout of $302,410 which was 72% of his fiscal 1997 base salary.

Profit Sharing Bonus

The Profit Sharing Bonus Plan provides for semi-annual cash payments to all employees in the U.S. and Canada based upon the pre-tax earnings of the U.S. and Canadian operations. Each employee's share of the bonus is based upon the percentage relationship of the employee's base earnings paid during the bonus period to the total base earnings paid during the bonus period of all the employees included in the plan. Mr. Parzybok received $26,838 pursuant to this plan which paid approximately $4,334,000 to Fluke employees in fiscal 1997.

Stock Option Plan

Each executive officer (as well as approximately 25 senior managers) receives an annual grant of non-qualified stock options which is approved by the Committee. The number of option shares granted for the long-term compensation of each executive officer position is based upon a competitive target range of shares established through the evaluation of the competitive survey data discussed above. The annual grants to executive officers are also subject to a plus or minus adjustment of as much as 50% based upon individual contribution to the Company.

The annual stock option grant is the only long-term portion of the executive officer compensation program. The Committee believes that it is important that a significant element of each executive officer's total compensation is directly related to stockholder value. The executive officer should share with all stockholders in the reward for actions which maximize stockholder value over the long term.

All of the non-qualified stock options have been issued at 100% of the fair market value of the stock on the date of grant and only have value if the Company's stock price increases. The first two option grants under this program in 1988 and 1989 were exercisable in total after one year. Since 1989, the annual stock option grants have been exercisable 40% after one year from the date of grant, an additional 30% after three years and the final 30% becomes exercisable after five years from the grant date. All of the grants have had a term of ten years. As discussed above under "Retention Arrangements", all stock options would become immediately exercisable upon a change of control of the Company.

In fiscal 1997, the Compensation Committee made a supplemental stock option grant to certain of the executive officers. The special grant was intended to ensure the retention of these officers during the significant executive leadership transition which would occur over the next five years and would also create stretch performance goals that would only reward significantly improving stockholder value. The options would only be exercisable if both the vesting and performance targets were achieved. The options have a three year vesting term and 50% of the options become exercisable when the stock price exceeds $66, an additional 25% become exercisable when the stock price exceeds $72, and the final 25% become exercisable when the stock price exceeds $78. These options have a term of five years with an additional 90 days within which the options may be exercised. These stock options would become immediately exercisable upon a change of control of the Company without regard to the achievement of the stock performance goals.

Other than the annual grants to the executive officers, senior managers and Outside Directors, the granting of stock options is not done according to any fixed annual schedule although there are stock option grants typically made to other key Company personnel at some time during the fiscal year. The table above, under 6. Compensation of Executive Officers, describes the stock option grants made to Mr. Parzybok in fiscal 1997.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Philip M. Condit, Chairman
John D. Durbin
David L. Fluke
John M. Fluke, Jr.
Robert S. Miller, Jr.

8.Stock Performance Graph

	The following graph indicates the performance of the cumulative total return to stockholders of the Company's Common Stock (including reinvested dividends) during the previous five fiscal years in comparison to the cumulative total return on the Standard & Poor's 500
Stock Index and the Standard & Poor's High Technology Composite Index
<F1>.  In November 1992, the Board of Directors changed the Company's fiscal year from one ending on the last Friday in September to one ending on the last Friday in April. Fiscal 1994, 1995, 1996 and 1997 were full fiscal years which ended on the last Friday in April. Fiscal
1993 was a seven-month transition period ending on April 30, 1993.

Insert Graph Here for Printer

Add below data for EDGAR filing but not for printed proxy:

                 Fluke           S&P 500           S&P High
  Date       Corporation          Index           Tech Index

	9/25/92       $100.00            $100.00           $100.00
	4/30/93         91.45             107.86            111.66
	4/29/94         99.00             113.60            130.57
	4/28/95        144.21             133.44            186.04
	4/26/96        140.59             173.76            248.21
	4/25/97        166.81             217.43            343.59

[FN]
<F1>  Assumes $100 invested on September 25, 1992 in Fluke Corporation
Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index and the reinvestment of all dividends as they were paid.
[/FN]

9.Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and officers of the Company and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and any subsequent changes in the ownership of the Company's Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. The Company is required to disclose in this proxy statement any late filings during the 1997 fiscal year (April 27, 1996 - April 25, 1997). To the Company's knowledge, based on its review of the copies of such reports furnished to the Company in accordance with SEC regulations and on written representations that no other reports were required, during fiscal 1997 all of these reports were timely filed except Mr. Katri was late in filing a Form 4 involving the accquisition of 42 shares in February, 1997 and Mr. Rowan was late in filing a Form 4 involving the acquisition of 364 shares in December, 1996 and 383 shares in February, 1997.


10.Proposal for Approval of the 1998 Stock Incentive Plan.

Management will present at the meeting a proposal to approve the adoption of the 1998 Stock Incentive Plan (the "Plan") which was adopted by the Board of Directors on June 17, 1997 and is recommended by the Board of Directors for approval by the stockholders. The Plan would authorize the Board, through its Compensation Committee, to issue stock options, stock appreciation rights ("SARs"), restricted stock, or performance awards to individuals whose ability and special efforts will contribute materially to the success of the Company.

The Board of Directors considers this Plan to be an important part of the overall management compensation package that keeps the Company competitive with other companies in the electronics industry. The Board believes that a direct financial interest by an individual in the success of the Company and the growth in value of its stock is to the advantage of the Company and its stockholders.

The following is a general description of the terms of the Plan. The actual Plan document is set forth in the Appendix to this Proxy
Statement.

Description of the Plan

This Plan is to replace the 1988 Stock Incentive Plan which will have utilized all of its authorized shares by the end of this 1998 fiscal year (April, 1998). This Plan is similar to the previous plan approved by the stockholders but:

1) is expanded to include the possibility of issuing freestanding SARs and performance awards,

2) allows Directors to become Participants in the Plan so that part of their annual retainer fee may be paid in restricted stock (see discussion under 5. Compensation of Directors), and

3) includes the limitation terms required by Section 162 (m) of the Internal Revenue Code (the "Code") (i.e., limitation on the number of shares to be issued any individual and definition of "outside director" who may authorize grants under the Plan) so as to include compensation paid under this Plan as performance-based compensation and not subject to the $1 million income tax deductibility limitation.

During the ten fiscal years of the previous plan, the Committee has granted, with one exception, only nonqualified stock options with an exercise price of 100% of the fair market value of the shares on the date of grant. The only exception was the use of approximately 40,000 shares of restricted stock for the retention of new personnel in acquisitions. As discussed above in the Compensation Committee Report on Executive Compensation, the Board utilizes the nonqualified stock option program as the only long term incentive plan for the executive officers and senior management of the Company. It is its current intention to continue with this nonqualified stock option program. As discussed above, restricted stock will be utilized in the future to pay part of the Directors' annual retainer.

The other alternatives under the Plan provide flexibility in case of future changes in the tax laws or other competitive circumstances. In addition to nonqualified stock options and restricted stock, the Plan permits the Company to issue: (a) "incentive stock options" meeting the requirements of Section 422 of the Code, (b) freestanding and tandem SARs, and (c) performance awards.

The Plan authorizes the Compensation Committee of the Board of Directors (the "Committee") (comprised entirely of non-employee Directors) to grant stock options, SARs, restricted stock, or performance awards to any officer, Director, employee or other significant service provider of the Company or any of its subsidiaries. Directors may not be granted incentive stock options or performance awards under the Plan. The Plan does allow the granting of restricted stock, nonqualified stock options and SARs to Directors. The Committee selects eligible individuals and determines whether stock options, SARs, restricted stock, or performance awards will be utilized, the amount of the grant, and all of the terms and conditions of the grant.

The shares to be granted under the Plan may be either unissued shares or shares reacquired by the Company. The maximum number of shares to be granted under the Plan is 1,500,000 shares. If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration, the shares previously used for such awards become available for future awards under the Plan.

The term of the Plan is ten years from the adoption of the Plan by the Board. Assuming that the Plan is approved at the Annual Meeting, grants under the Plan may not be made after June 17, 2007 although any award granted prior to that date may be exercised or paid after the termination date of the Plan.

The Plan may be terminated at any time by the Board of Directors. The terms of the Plan may generally be amended by the Compensation Committee without further stockholder approval or ratification. However, stockholder approval would be required for amendments related to: 1) a change in the maximum number of shares to be issued under the Plan, 2) an extension of the maximum period for exercise of an option or SAR under the Plan, 3) an extension of the term of the Plan, 4) a reduction of the minimum price at which options may be granted under the Plan, or
5) a change in the class of eligible Participants under the Plan.

The exercise price per share under any stock option or the grant price of any SAR or performance award, if denominated in shares, cannot be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR, or performance award. For purposes of the Plan, the fair market value of shares of Common Stock on a given date shall be the average between the highest and lowest quoted selling price for the Common Stock on the New York Stock Exchange. The Plan also provides that no options or SARs may be repriced without stockholder approval.

Stock options issued under the Plan may be either nonqualified stock options or incentive stock options. No individual may be awarded stock options or SARs for more than 200,000 shares of Common Stock during any three year period of the Plan. A stock option or SAR may not be exercisable prior to six months following the date of grant, or exercisable more than ten years after the date of grant. Payment of the exercise price of an option may be in cash, in shares of the Company's Common Stock having a fair market value on the date the option is exercised equal to the aggregate exercise price, or a combination of cash and shares.

SARs may be issued either as freestanding SARs or as tandem SARs which would be issued in connection with stock options under the Plan and cover the same shares and be subject to the same terms and conditions as the related stock option. The holder of a freestanding SAR may exercise a SAR by following the procedures established in the terms and conditions of the SAR. The value of the freestanding SAR on the exercise date will be an amount equal to the excess of the fair market value of one share of Common Stock over the grant price per share times the number of shares covered by the SAR. The holder of a tandem SAR may exercise a SAR by first surrendering to the Company the unexercised related stock option. The value of the tandem SAR on the exercise date will be an amount equal to the excess of the fair market value of one share of Common Stock over the option price per share times the number of shares covered by the option which is surrendered. The payment will be made either in cash or in shares of Common Stock valued at fair market value on the date of exercise, rounded up to the next full share.

The holder of restricted stock may have all of the rights of a stockholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Upon termination of the holder's employment during the restriction period, restricted stock shall be forfeited, unless the Committee determines otherwise. If the Participant is a Director, shares would be canceled if the Director voluntarily terminates as a Director prior to the expiration of the Director's elected term of office or if the Director was removed from office for cause and by stockholder vote pursuant to the Company's Articles of Incorporation.

Performance awards may be used to create either annual or long term incentives. The Committee has the discretion to establish the individuals who will participate, the nature of the awards, the length of the measurement period, what performance criteria to measure and how that performance will be measured, the maximum awards to individuals, as well as the right to make any adjustments to the performance targets which may be necessary. The total amount of an award during any measurement period may not exceed 200% of a Participant's base salary during that same measurement period. Performance targets may be established which measure specific performance by individuals, by divisions or units, or by the whole corporation. Performance goals must be objective financial goals but may be anything deemed appropriate by the Committee. Such performance measures may include, without limitation, specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, stockholder return, achievement of cost control, working capital turns, cash flow, net income, economic value added, stock price of the Company, or attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. These awards may be payable either in cash, shares, or a combination of cash and shares.
Performance awards may also be established in which the Committee requires the payment of a purchase or exercise price.

No award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, other than by will, by designation of a beneficiary, or by the laws of descent and distribution. Each award is exercisable, during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative. At the discretion of the Committee, however, a grant or award agreement may permit transferability by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

In the event of any change in the Common Stock through reorganization, recapitalization, reclassification, stock dividend of ten percent or greater, stock split, amendment to the Articles of Incorporation of the Company, or reverse stock split, the Board shall make an appropriate and proportionate adjustment in the number of shares subject to an option without any change in the aggregate purchase price of the shares subject to the option but with a corresponding adjustment to the exercise price per share and in the number of shares covered by an outstanding SAR or performance award denominated in shares.

In the case of a merger, consolidation or plan of exchange, or a sale of all, or substantially all, of the assets of the Company, or a liquidation or dissolution of the Company, any stock option, SAR, or performance award shall terminate unless provision is made for a substitution of such awards by the successor corporation. If no provision for substitution is made, then all options, SARs, or performance awards shall become exercisable prior to the effective date of any such transaction.

Upon the occurrence of a Change of Control, all outstanding options, SARs, or performance awards, if applicable, would become immediately exercisable in full for the remainder of their terms and the transferability restrictions on all outstanding restricted stock grants or performance awards, if applicable, would automatically lapse. All performance awards would be considered to be earned and payable in full and any performance award or freestanding SAR payable in cash will be paid as promptly as practicable.

Federal Income Tax Consequences Relating to the Plan

Under current provisions of the Code and applicable regulations, the grant of an option or an SAR does not result in any taxable income to the recipient. When an incentive stock option is exercised, the holder of the option generally will have no taxable income (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction.

When a non-qualified stock option is exercised, the holder of the option will realize ordinary taxable income, measured by the difference between the option exercise price and the fair market value of the Common Stock at the time of exercise. The Company is entitled to a tax deduction in the same amount and at the same time as the holder realizes taxable income.

The tax consequences to an individual upon the disposition of shares acquired through the exercise of an option depends on how long the shares have been held. Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option, except for certain disqualifying dispositions of incentive stock options if they have not been held for the required holding period.
Upon exercising an SAR, the cash or fair market value of the Common Stock received is taxable to the recipient as ordinary income and is tax deductible by the Company.

Unless a special election is made pursuant to the Code, the holder of a restricted stock grant must recognize ordinary income equal to the fair market value of the shares of Common Stock received at the time when the shares become transferable or not subject to a substantial risk of forfeiture. The Company is entitled at that time to a tax deduction for the same amount.

Performance awards are taxable to an individual upon payment. The cash or fair market value of the Common Stock received is taxable to the recipient as ordinary income and is tax deductible by the Company.

Vote Required and Board Recommendation

Approval requires the affirmative vote of a majority of the shares of
Common Stock represented at the meeting.   The Board has adopted the
Plan and recommends that you vote FOR this proposal.


11.Independent Public Accountants

The Company has selected Ernst & Young, independent public accountants, to continue as the Company's auditors for fiscal 1998. Representatives from Ernst & Young are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.


12.Proposals of Stockholders

Under the Company's Bylaws, stockholders seeking to propose business to be conducted at the Annual Meeting must give written notice to the Corporate Secretary of the Company no later than the time that stockholder Director nominations must be received. The notice must contain certain information as to the proposal and the stockholder, including the share ownership of the stockholder and any financial interest in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board. No stockholder proposals for the Annual Meeting were received by the Company prior to July 2, 1997 which was the last day that such proposals could be made.

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company prior to March 21, 1998 for inclusion in the proxy statement and form of proxy.


13.Other Business

The Company knows of no other business to be presented at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

Upon written request from any person solicited herein addressed to the Corporate Secretary of the Company at its principal offices, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission for the fiscal year ended April 25, 1997.

By order of the Board of Directors
Douglas G. McKnight
Vice President, General Counsel
and Corporate Secretary
Everett, Washington



APPENDIX



FLUKE CORPORATION
1998 STOCK INCENTIVE PLAN


Article 1.  Establishment and Purposes

1.1 Establishment of the Plan. Fluke Corporation (the "Company") hereby establishes a plan to be known as the Fluke Corporation 1998 Stock Incentive Plan (the "Plan") as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Stock Appreciation Rights, and Performance Awards. The Plan shall become effective upon adoption by the Board of Directors and by approval of the stockholders of the Company.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the Participants to those of the Company's stockholders, and by providing Participants with an incentive for outstanding performance. The Plan further strengthens the Company's ability to attract and retain officers, Directors, employees, and other persons providing significant services to the Company and its subsidiaries whose ability and special efforts will contribute materially to the success of the Company.


Article 2.  Definitions

2.1 Definitions. Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2.1:

(a)"Board" means the Board of Directors of the Company.

(b)"Change of Control" of the Company, as used in this Plan, means and shall be deemed to occur:

(i) upon the date the Company is informed by receiving a report on
Schedule 13D under the Securities Exchange Act of 1934 (the "Exchange Act") or similar report that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), together with such person's Affiliates and Associates (as defined in Rule 12b-2 of the Exchange Act), is or has become the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities. A person shall not be deemed to beneficially own securities acquired pursuant to the Employee Stock Purchase Plan of the Company or other plans generally applicable to
employees, officers or Directors of the Company.   There will not be a
Change of Control as the result of an acquisition of securities by the Company, which by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by any person to 25% or more of the securities of the Company then outstanding. However, that if a person becomes the beneficial owner of 25% or more of the securities of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional securities of the Company, then a Change of Control will occur unless such person disposes of such additional securities of the Company within 10 days, or

(ii) upon the first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) seeking to acquire securities representing 25% or more of the combined voting power of the Company's then outstanding securities, or

(iii)  upon the first date on which Continuing Directors, as defined in
Article VI of the Company's Articles of Incorporation, cease for any reason to constitute at least a majority of the Board of Directors.

(c)"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the temporary or final regulations adopted pursuant to the Code.

(d)"Committee" means the Compensation Committee of the Board of Directors.

(e)"Common Stock" means the Common Stock of the Company, $.25 par value.

(f)"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(g)"Fair Market Value" as applied to a specific date, means the average between the highest and lowest quoted selling prices at which the Company's Common Stock was sold on such date as reported in the New York Stock Exchange Composite Transactions by The Wall Street Journal on such date or such other report as the Committee may select, or if no Company Common Stock was traded on such date, on the next preceding day on which the Company Common Stock was so traded. Notwithstanding the foregoing, upon the exercise, during the thirty (30) day period following a Change of Control, of a tandem stock appreciation right which is granted in connection with an option, Fair Market Value on the date of exercise shall be deemed to be the greater of (i) the highest price per share of the Company Common Stock as reported in the New York Stock Exchange Composite Transactions by The Wall Street Journal or such other report as the Committee may select during the sixty (60) day period ending on the day preceding the date of exercise of the tandem stock appreciation right, or (ii) if the Change of Control is one described in Clause (ii) of Section 2.1(b) or a transaction described in Section 5.2(b), the highest price per share paid for the Company's Common Stock in connection with such Change of Control.

(h)"Incentive Stock Option" or "ISO" means an option to purchase shares, granted under Article 6, which meets the requirements of an Incentive Stock Option as defined in Section 422A of the Code, as in effect at the time of grant of such option, or any statutory provision that may hereafter replace such section.

(i)"Nonqualified Stock Option" or "NQSO" means an option to purchase shares, granted under Article 6, which is not intended to be an Incentive Stock Option.

(j)"Option Price" means the price per share of Common Stock at which an option is exercisable.

(k)"Participant" means an individual who is selected by the Committee to participate in the Plan pursuant to Article 4.

(l)"Performance Award" means an award granted under Article 10.

(m)"Permanent Disability" means when a Participant shall be found, upon the basis of medical evidence satisfactory to the Committee, that the Participant is prevented, whether due to physical or mental condition, from engaging in further comparable employment by the Company or any of its Subsidiaries and that such disability will be permanent and continuous during the remainder of the Participant's life.

(n)"Restricted Stock" means a grant of shares granted under Article 9.

(o)"Stock Appreciation Right" or "SAR" means an award of rights granted under Article 8.

(p)"Subsidiary" means an entity that is designated by the Committee as a subsidiary for purposes of this Plan and that is a corporation (or other form of business association that is treated as a corporation for tax purposes) of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company so as to qualify as a "subsidiary corporation" (within the meaning of Code Section 424(f)).

Article 3.  Administration

3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board. No Director shall serve as a member of the Committee unless at the time of his appointment and service he shall be a "Non-Employee Director," as defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act, and shall be an "outside director" for purposes of Section 162 (m)(4) of the Code.

3.2 Authority of the Committee. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to select persons eligible to participate in the Plan, to grant NQSOs or ISOs, Restricted Stock, SARs and/or Performance Awards thereunder, to administer the Plan, to make recommendations to the Board, to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable, which determination shall be final and binding upon all Participants.

 Article 4.  Eligibility

4.1 Eligible Individuals. To be eligible for selection by the Committee to participate in the Plan, an individual must be an officer, Director, employee, or other person providing significant services to the Company, or of any Subsidiary, as of the date on which the Committee grants to such individual a NQSO, ISO, Restricted Stock, SAR, or Performance Award, and who in the judgment of the Committee holds a position of responsibility and is able to contribute substantially to the Company's continued success. Each chosen individual is hereinafter referred to as a "Participant". A non-employee Director may not be granted an ISO or a Performance Award pursuant to this Plan.


Article 5.  Shares Available and Certain Adjustments

5.1 Maximum Number of Shares. Subject to Section 5.2(a), the maximum number of shares for which stock options, Restricted Stock grants, SARs and Performance Awards denominated in shares may at any time be granted under the Plan is 1,500,000 shares of Common Stock, from shares repurchased by the Company or out of the authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Board of Directors. Upon the expiration, cancellation or termination in whole or in part of (a) unexercised NQSOs or ISOs, (b) Restricted Stock grants reverting to the Company, (c) shares of Common Stock covered by a NQSO or ISO, or portion thereof, which are surrendered upon exercise of a tandem SAR, (d) unexercised tandem SARs, and (e) unearned Performance Awards denominated in shares, shares of Common Stock which were subject thereto shall again be available under the Plan.

5.2 Certain Adjustments.

(a) In the event of any change in the Common Stock through reorganization, recapitalization, reclassification, stock dividend of ten percent or greater, stock split, amendment to the Articles of Incorporation of the Company, or reverse stock split, the Board shall make an appropriate and proportionate adjustment in the number of shares of Common Stock subject to a NQSO, ISO, or Performance Award denominated in shares without any change in the aggregate purchase price of the shares subject to such NQSO, ISO, or Performance Award denominated in shares but with corresponding adjustment to the exercise price per share and in the number of shares covered by outstanding NQSOs, ISOs, SARs or Performance Awards denominated in shares.

(b) Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any NQSO or ISO, SAR, or Performance Award theretofore granted hereunder shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options, SARs, or Performance Awards theretofore granted, or the substitution for such options, SARs, or Performance Awards with new options, SARs, or Performance Awards covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options, SARs, or Performance Awards granted under it, or the new options, SARs, or Performance Awards substituted therefor, shall continue in the manner and under the terms so provided.

(c) If provision is not made pursuant to the preceding Section 5.2(b) in connection with such a transaction for the continuance of the Plan and for the assumption of options, SARs, or Performance Awards denominated in shares, or the substitution for such options, SARs, or Performance Awards denominated in shares of new options, SARs, or Performance Awards denominated in shares covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each Participant under the Plan shall be entitled, prior to the effective date of any such transaction, to purchase the full number of shares under the option or Performance Award which the Participant otherwise would have been entitled to purchase during the remaining term of such option or Performance Award denominated in shares, if applicable, and to exercise any SAR or Performance Award denominated in shares, if applicable, for the full number of shares under the SAR or Performance Award to which the Participant otherwise would have been entitled to acquire upon such exercise during the remaining term of such SAR or Performance Award denominated in shares, if applicable, without regard to any limitation on exercise which may be contained therein.

(d) Upon the occurrence of a Change of Control (unless the Board shall consist of a majority of Continuing Directors, as defined in Article VI of the Company's Articles of Incorporation, and the Board shall determine otherwise by notice to Participants prior to or within 30 days after such Change of Control), all outstanding options, SARs, or Performance Award, if applicable, shall become immediately exercisable in full for the remainder of their terms, and the transferability restrictions on all outstanding Restricted Stock grants or Performance Award, if applicable, shall automatically lapse. All Performance Awards shall be considered to be earned and payable in full and any deferral or other restriction shall lapse. Any Performance Award or freestanding SAR payable in cash shall be paid as promptly as is practicable.

Adjustments under this Section shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. No fractional share of Common Stock shall be issued under the Plan or any such adjustment.


Article 6.  Grant of Options

6.1 Committee Determination of Option Grant. Options may be granted in such number and at such times during the term of this Plan as the Committee shall determine, taking into account the duties of the respective individuals, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan. The granting of an option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such an option to a particular Participant at a particular price. Each option shall be evidenced by a written instrument delivered by or on behalf of the Company containing provisions not inconsistent with the Plan and such other or additional terms as the Committee may approve.

6.2 Type of Option. An option granted under the Plan may be either a NQSO or an ISO, as designated by the Committee and as indicated in the option agreement.


 Article 7.  Terms and Conditions of Options

7.1 Grant of an ISO. Each provision of the Plan and each ISO granted hereunder shall be construed so that such option shall qualify as an ISO, and any provision thereof that cannot be so construed shall be disregarded. ISOs, in addition to complying with the other provisions of the Plan relating to options generally, shall be subject to the following conditions:

(a) Only officers and other employees of the Company, or of any Subsidiary are eligible to be granted ISOs.

(b) Except as provided in paragraph (c), the option price of the ISOs shall be 100% of the Fair Market Value of the stock on the date of grant.

(c) An officer or other employee must not, at the time an ISO is granted, own stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary. This requirement is deemed waived if (i) the Option Price of the ISO to be granted is at least 110% of the Fair Market Value of the stock subject to the option, determined at the time the option is granted, and (ii) the option is not exercisable more than five years from the date the option is granted.

(d) The aggregate Fair Market Value (determined at the time of the grant of the option) of the stock with respect to which ISOs are exercisable for the first time by an officer or other employee during any calendar year may not exceed $100,000.

(e) Any other terms and conditions will be added which the Committee determines, upon advice of counsel, must be imposed for the option to be an ISO.

(f) During a Participant's lifetime, the option may be exercisable only by the Participant and options shall not be transferable, other than by will or the laws of descent and distribution.

7.2 General Terms of Option Grants.  Except as otherwise provided in
Section 7.1, all ISOs and NQSOs under the Plan shall be granted subject to the following terms and conditions:

(a) The option price per share shall be determined by the Committee at the time of grant. The option price may not be less than 100% of the Fair Market Value of the shares covered by the option on the date the option is granted. Options may not be repriced without stockholder approval.

(b) Options shall be exercisable at such time and under such conditions as set forth in the option grant however an option may not be exercisable prior to six months following the date of grant, or exercisable more than ten years after the date of grant.

(c) Shares of Common Stock covered by an option may be purchased at one time or in such installments over the balance of the option period as may be provided in the option grant. Any shares not purchased on the applicable installment date may be purchased at one time or in such installments over the balance of the option period as may be provided in the option grant. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the option. To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by written notice to the Corporate Secretary of the Company stating the number of shares with respect to which the option is being exercised.

(d) The purchase price of shares of Common Stock covered by an option and any related taxes to be withheld, if applicable, shall be paid in full to the Company upon the exercise of the option either (i) in cash or check, or (ii) by delivery at Fair Market Value, of Common Stock already owned by the Participant, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery. A Participant shall have none of the rights of a stockholder until the shares of Common Stock are issued.

	(e) The Committee shall determine, with respect to each option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder including, but not limited to, restrictions on the transferability of such shares acquired through the exercise of such options for such periods as the Committee may determine and, further, that in the event a Participant's employment by the Company, or a Subsidiary, terminates during the period in which such shares are nontransferable, the Participant shall be required to sell such shares back to the Company at such prices as the Committee may specify in the option.

	(f) During a Participant's lifetime, the option may be exercisable only by the Participant and options shall not be transferable, other than by will or the laws of descent and distribution. In the event of death of a Participant, the option may be exercisable only by the Participant's legal representative or beneficiaries, as provided in Section 7.2(j).
At the discretion of the Committee, however, an option agreement may permit the transferability of an option by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

	(g) Upon the termination of a Participant's service for any reason other than retirement, Permanent Disability or death, any option held by such Participant shall be exercisable only to the extent that it was then exercisable (unless the Committee shall determine in a particular case that specific limitations and restrictions of the option shall not apply), and such option shall expire, unless it sooner expires under
Section 7.2(b) or its terms, three (3) months after termination of service, unless extended by special action of the Committee. Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of its Subsidiaries as applicable, shall not be deemed terminations or interruptions of employment. In case of an ISO, a leave of absence of no more than ninety (90) days (or, if longer, where a Participant's right to reinstatement by the Company is guaranteed by statute or by contract) approved in writing by the Board of Directors shall not be deemed a termination of a Participant's employment with or contract to provide services to the Company.

(h) Upon the termination of a Participant's service due to retirement, any option held by such Participant shall become exercisable in full (unless the Committee shall determine otherwise), and such option shall expire, unless it sooner expires under Section 7.2(b) or its terms, thirty six (36) months after such Participant's retirement from the Company or any Subsidiary (three (3) months if the option is an ISO).

	(I) Upon the termination of a Participant's service due to Permanent Disability, any option held by such Participant shall become exercisable in full (unless the Committee shall determine otherwise), and such option shall expire, unless it sooner expires under Section 7.2(b) or its terms, twelve (12) months after such termination of service.

(j) Upon the death of a Participant, whether during a period of service or during the three (3), twelve (12) or thirty six (36) month period, as the case may be, referred to in Section 7.2(h) or 7.2(i), any option held by such Participant shall become exercisable in full (unless the Committee shall determine otherwise), and such option shall expire, unless it sooner expires under Section 7.2(b) or its terms, twelve (12) months after the date of death (three (3) months if the option is an ISO).


Article 8.  Stock Appreciation Rights

8.1 Grant of SARs. The Committee may grant freestanding SARs, tandem SARs or any combination of these forms of SARs to any Participant at any time, in such number, and under such terms and conditions as shall be determined by the Committee. The grant price of freestanding SARs may not be less than 100% of the Fair Market Value of the shares covered by the SAR on the date the SAR is granted. In the case of a NQSO, tandem SARs may be granted either at the time of the grant of such option or at any time thereafter during the term of the option. In the case of an ISO, tandem SARs may be granted only at the time of the grant of such option. Tandem SARs shall cover the same shares covered by the options (or such lesser number of shares of Common Stock as the Committee may determine) and shall, except as provided in Section 8.4 hereof, be subject to the same terms and conditions as the related options including without limitation Section 5.2 of this Plan, and such further terms and conditions not inconsistent with the Plan as shall from time to time be determined by the Committee. SARs may not be repriced without stockholder approval.

8.2 Exercise of Freestanding SARs. Each freestanding SAR shall entitle the holder of the SAR to receive from the Company an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the grant price per share times the number of shares covered by the SAR. Payment shall be made either in cash or in shares of Common Stock valued at Fair Market Value as of the date the right is exercised rounded up to next full share. Freestanding SARs may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the SAR is being exercised. Such exercise shall be subject to the terms and conditions as established for such SAR by the Committee.

8.3 Exercise of Tandem SARs. Each tandem SAR shall entitle the holder to receive from the Company an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Option Price per share times the number of shares covered by the option, or portion thereof, which is surrendered. The option which is surrendered must be exercisable at the time of such surrender. Payment shall be made either in cash or in shares of Common Stock valued at Fair Market Value as of the date the right is exercised rounded up to next full share. Tandem SARs may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the SAR is being exercised and the surrender of the related option.

8.4 Terms of the SAR.

(a) The right of a Participant to exercise a tandem SAR shall be canceled if and to the extent the related option is exercised. To the extent that a SAR is exercised, the related option shall be deemed to have been surrendered, unexercised.

(b) A holder of SARs shall have none of the rights of a stockholder until shares of Common Stock are issued, if any, pursuant to the exercise of such rights.

(c) SARs may not be sold, transferred, pledged, assigned, levied upon, or otherwise alienated or hypothecated, other than by will or by
application of the laws of descent and distribution.   A Participant's
rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or upon the Participant's death by the Participant's beneficiary. At the discretion of the Committee, however, a SAR Agreement may permit the transferability of a SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.


Article 9.  Restricted Stock Grants

9.1 Grant of Restricted Stock. The Committee may make grants of Restricted Stock in such number and at such times as the Committee shall determine. The Committee may make Restricted Stock grants to any Participant. The Restricted Stock grants shall take place when the Committee by resolution, written consent or other appropriate action, establishes a Restricted Stock grant date, the Participants who will receive such grants, and the number of granted shares for each Participant.

9.2 Issuance of Restricted Stock. Stock certificates representing the number of restricted shares granted to each Participant shall be issued as soon as practical after the date of grant in the name of the Participant. Such Participant will be entitled to all cash dividends paid on the shares and will be able to vote such shares during the restricted period when the shares are not vested, unless such rights are restricted by the terms and conditions of the grant. The restricted shares will be retained in the safekeeping of the Company and the shares will be physically delivered to the Participant only upon their vesting and the removal of the transferability restriction. Each Participant agrees to be bound by the terms and conditions of the grant as determined by the Committee. Such shares shall bear a legend restricting transferability in accordance with the terms of the grant. After the date of grant, any stock splits or stock dividends paid on the shares would be subject to the same transferability restrictions as the underlying shares upon which they were paid. Shares subject to restrictions under the Plan may not be sold, given, assigned, pledged, levied upon, nor may the shares or any interest in the shares be transferred in any fashion. Any attempt to so transfer the shares or any interest shall be void, and shall subject the shares to return to the Company. At the discretion of the Committee, however, a Restricted Stock agreement may permit the transferability of Restricted Stock by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

9.3 Lapse of Restrictions. Restrictions on the shares will lapse over a period of time or in compliance with the conditions as established by the Committee or pursuant to any waiver of conditions by the Committee. The Committee shall establish a procedure for the removal of the legend from certificates representing shares no longer subject to the restrictions.

9.4 Automatic Lapse of Restrictions. Restrictions shall automatically lapse upon the retirement, death, or Permanent Disability of a Participant.

9.5 Termination. If a Participant's service with the Company or any of its subsidiaries is terminated for any reason (other than retirement, death or Permanent Disability), any shares still subject to the restrictions will be canceled by the Company unless the Committee expressly waives the cancellation provision for such Participant. If the Participant is a Director, shares would be canceled if the Director voluntarily terminates as a Director prior to expiration of such Director's elected term of office or if the Director was removed from office for cause and by stockholder vote pursuant to the Company's Articles of Incorporation. A leave of absence approved in writing by the Committee shall not constitute a termination of service. Cash paid in lieu of fractional shares and cash dividends paid upon shares granted under this Plan shall not be subject to any transferability restrictions or reversion to the Company.


Article 10.  Performance Awards

10.1 Grant of Performance Awards. The Committee shall determine the number, amount and timing of Performance Awards granted to each Participant. The Committee may grant Performance Awards to Participants either alone or in conjunction with other awards under the Plan. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, Common Stock, performance units and performance shares, or any combination thereof. The Committee may attach one or more restrictions to such Performance Awards and all Performance Awards terms will be confirmed in a Performance Award Agreement.

10.2 Performance Goals.

(a) The Committee shall establish performance goals which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the Participants. Performance goals are based on the attainment of one or more of the following: specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, stockholder return(based upon appreciation in stock price) and/or stockholder return (based upon appreciation in stock price and dividend growth), achievement of cost control, working capital turns, cash flow, net income, economic value added, stock price of the Company, or attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The performance goals are intended to qualify under
Section 162(m)(4)(c) of the Code and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

(b) The Committee shall have the authority at any time to make adjustments to the performance goals for any outstanding Performance Awards which the Committee deems necessary or desirable.

(c) Performance periods shall, in all cases, be a minimum of one year.

10.3 Value of Performance Units/Shares.

(a) Each performance unit shall have an initial value that is established by the Committee at the date of grant.

(b) Each performance share shall have an initial value equal to the Fair Market Value of the Common Stock on the date of grant.

10.4 Earning and Payment of Performance Awards. After the applicable performance period has ended, the holder of a Performance Award shall be entitled to receive the payout earned by such Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Payment of earned Performance Awards shall be made in accordance with the terms and conditions prescribed or authorized by the Committee.

10.5 Per Person Limitation on Amount of Award. The total amount of a Performance Award during any measurement period may not exceed 200% of a Participant's base salary during that same measurement period.

10.6 Nontransferability. Performance Awards may not be sold, transferred, pledged, assigned, levied upon, or otherwise alienated or hypothecated, other than by will or by application of the laws of
descent and distribution.   A Participant's rights under the Plan shall
be exercisable during the Participant's lifetime only by the Participant or upon the Participant's death by the Participant's beneficiary. At the discretion of the Committee, however, an Award Agreement may permit the transferability of a Performance Award by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

10.7 Termination.

(a) Except to the extent otherwise provided in the applicable Performance Award agreement, if any, upon a Participant's termination of employment for any reason during the performance period or before any applicable performance goals are satisfied, the right to the units and/or shares covered by the Performance Award shall be forfeited by the Participant.

(b) In the event that a Participant's employment is terminated (other than for cause), or in the event a Participant retires, the Committee
shall have the 	discretion to waive, in whole or in part, any or all
remaining payment limitations with respect to any or all of such Participant's Performance Awards.


Article 11.  Regulatory Approvals and Listing

11.1 Investment Representation. The Committee shall have the right to require that each Participant or other person who shall exercise an option, receive a Restricted Stock grant, exercise a SAR or receive shares pursuant to a Performance Award under the Plan, and each person into whose name shares of Common Stock shall be issued pursuant to the exercise of an option, Restricted Stock grant, SAR or Performance Award represent and agree that any and all shares of Common Stock purchased pursuant to this Plan are being purchased for investment and not with a view to the distribution or resale thereof and that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the option, Restricted Stock grant, SAR, or Performance Award. This Section 11.1 shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of shares of Common Stock as to which options, Restricted Stock grants, SARs, or Performance Awards may from time to time be granted as contemplated in Section 11.2 hereof.

11.2 Registration and Listing. No shares shall be issued and delivered pursuant to this Plan unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.


Article 12.  Term of the Plan

12.1 Term of the Plan. This Plan shall be void unless it is approved by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board of Directors. Subject to such approval, options, Restricted Stock grants, SARs and Performance Awards may be granted pursuant to the Plan from time to time within the period commencing with and ending ten (10) years after the earlier of the adoption of the Plan by the Board of Directors or the approval of the Plan by the stockholders. Options, SARs and Performance Awards granted under the Plan may extend beyond that date and the terms and conditions of the Plan shall continue to apply to such grants and to shares of Common Stock acquired upon exercise of such grants.


Article 13.  General Provisions

13.1 Per Person Limitation on Number of Shares. The number of shares of Common Stock with respect to which options, Restricted Stock grants, SARs, or Performance Awards may be granted under the Plan to an individual Participant in any three year period beginning with the adoption of the Plan by the Board through the end of the term of the Plan shall not exceed 200,000 shares, subject to adjustment as provided in Section 5.2.

13.2 No Right to Continued Employment. Nothing contained in the Plan, or in any option, Restricted Stock grant, SAR or Performance Award granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee at any time with or without cause.

13.3 Right to Withhold Taxes. Appropriate provision shall be made for all taxes including any tax imposed by Code Section 4999, required to be withheld in connection with options, Restricted Stock grants, SARs or Performance Awards under the applicable laws or regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. The Company may withhold such taxes or may require a Participant to pay such taxes in connection with such grant or exercise.


Article 14.  Amendment, Termination or Discontinuance of the Plan

14.1 Right to Amend. Subject to Section 14.2, the Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Board of Directors or stockholders of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 11 hereof; provided, however, that no change in any option, Restricted Stock grant, SAR or Performance Award theretofore granted may be made without the consent of the Participant which would impair the right of the Participant to acquire or retain Common Stock which he may have acquired as a result of the Plan.

14.2 Amendments Requiring Stockholder Approval. The Committee may not amend the Plan without the approval of the stockholders of the Company if such amendment relates to (a) an increase in the maximum number of shares of the Company subject to the Plan, except as permitted by
Section 5.2, (b) an extension of the period for the exercise of an option or a SAR beyond the limit set forth in Section 7.2(b),
(c) an extension to the term of the Plan, (d) a reduction in the option price at which options may be granted under the Plan, or (e) a change in the class of eligible Participants.

14.3 Termination of the Plan. The Board of Directors may at any time suspend the operation of or terminate the Plan with respect to any shares of the Company's Common Stock not at the time subject to option or grant. Termination shall not affect any right to repurchase shares or the forfeitability of shares issued under the Plan.



PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FLUKE CORPORATION

For the Annual Meeting of Stockholders - September 10, 1997

The undersigned hereby appoints WILLIAM G. PARZYBOK, JR., GEORGE M. WINN and DAVID E. KATRI and each of them with full power of substitution, proxies of the undersigned at the Annual Meeting of Stockholders of Fluke Corporation, to be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington, on Wednesday, September 10, 1997 at 5:00 p.m., and at all adjournments or postponements thereof, and hereby authorizes them to represent and to vote all of the shares of the undersigned as fully as the undersigned could do if personally present. Said proxies are herein specifically authorized to vote the shares of the Company which the undersigned is entitled to vote in the election of Directors and to vote said shares upon such other matters as may properly come before the Meeting and any adjournment or postponement thereof, as the above named proxies shall determine.

The shares represented by this Proxy will be voted or not voted on the matters set forth in accordance with the specifications indicated therein.



CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SEE REVERSE
	                                                           SIDE





Please mark
vote as in
this example

1.Election of Directors      3.To transact such other business as may
                               properly come before the meeting and all
 Nominees:                     adjournments or postponements thereof.
  For three year terms
  expiring at the 2000
  Annual Meeting               If no specification is made with respect
      John D. Durbin           hereto, such shares will be voted FOR
      David E. Katri           the election of these Directors, FOR the
      John M. Fluke, Jr.       approval of the 1998 Stock Incentive Plan and
      N. Stewart Rogers        either for or against such other matters
                               as may properly come before the meeting
    FOR	       WITHHELD         or any adjournment or postponement
                               thereof, as the above named proxies may
                               determine.
 For, except vote is withheld
 for the following                               MARK HERE
 nominee(s):                                    FOR ADDRESS
                                                 CHANGE AND
                                                NOTE AT LEFT
2. Approval of the 1998 Stock
   Incentive Plan.

   FOR    AGAINST    ABSTAIN
Sign exactly as the name appears on your stock certificate. When signing as attorney, executor, adminstrator, guardian or coporate official, please give your full title as such.

Signature:
Date:


Signature:
Date: